Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Announces Preliminary Financial Results for the First Quarter of 2011

StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced preliminary financial results for the first quarter of 2011. Net income per diluted share is estimated to be in the range of $0.72 to $0.74 for the first quarter of 2011, compared to $1.04 per diluted share for the first quarter of 2010. After-tax net capital losses were approximately $0.03 per diluted share for the first quarter of 2011, compared to $0.09 per diluted share for the first quarter of 2010. Net income per diluted share, excluding after-tax net capital gains and losses, is estimated to be in the range of $0.75 to $0.77 for the first quarter of 2011, compared to $1.13 per diluted share for the first quarter of 2010 (see discussion of non-GAAP financial measures below).

Results for the first quarter of 2011 were negatively affected by comparatively less favorable claims experience in its group long term disability insurance business, primarily due to comparatively higher claims incidence. The higher incidence was not concentrated in any single industry, region or policy year. For group insurance, the benefit ratio (the ratio of policyholder benefits including interest credited to premiums) is estimated to be 84.2% for the first quarter of 2011, which is higher than management’s guidance range of 73.6% to 78.3% expected for full year 2011. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

Results for the first quarter of 2011 were positively affected by favorable sales for group insurance, premium growth in the Insurance Services segment and higher earnings in the Asset Management segment compared to the first quarter of 2010.

Based on the results for the first quarter of 2011, it is unlikely that the Company will reach the lower end of its 2011 guidance range of $4.80 to $5.10 for net income per diluted share, excluding after-tax net capital gains and losses.

The preliminary results are based on management’s initial estimates of operating results, and there can be no assurance that amounts will not change. StanCorp will release its final first quarter 2011 financial results on Monday, April 25, 2011, following the close of the market.

StanCorp management will also hold an investor and analyst conference call to review StanCorp’s first quarter 2011 results on Tuesday, April 26, 2011, at noon Eastern time (9:00 a.m. Pacific time).

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (“AOCI”) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 7.6 million customers nationwide as of December 31, 2010, with group and individual disability insurance, group life, AD&D, dental and vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2010 annual report on Form 10-K filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com